October 22, 2013

Jennifer Simmons
Via Electronic Mail

Dear Jennifer:

This letter (the “Agreement”) will confirm our offer to you of employment with Pla-Fit Franchise, LLC (the “Company”), under the terms and conditions that follow.

1.Position and Duties. Effective November 4, 2013 (the “Start Date”), you will be employed by the Company, on a full-time basis, as a Business Analyst. You agree to perform the duties of your position and such other duties as may reasonably be assigned to you from time to time. You also agree that, while employed by the Company, you will devote your full business time and your best efforts, business judgment, skill and knowledge exclusively to the advancement of the business interests of the Company and its Affiliates and to the discharge of your duties and responsibilities for them. You also agree to comply with all Company policies, practices and procedures and all codes of ethics or business conduct applicable to your position, as in effect from time to time.

2.Compensation and Benefits. During your employment, as compensation for all services performed by you for the Company and its Affiliates and subject to your full performance of your obligations hereunder, the Company will provide you the following pay and benefits:

a.Base Salary. The Company will pay you a base salary payable in accordance with the regular payroll practices of the Company and subject to adjustment from time to time by the Company in its discretion (as adjusted, from time to time, the “Base Salary”). The Base Salary will initially be paid at the annual rate of $85,000 per year.

b.Bonus Compensation. For each fiscal year completed during your employment under this Agreement, you will be eligible to earn an annual bonus, with the amount of any such bonus to be determined by the Company in its sole discretion, initially set at 15% of your base salary. For the 2013 fiscal year, you will be eligible to earn a pro-rated bonus. In order to be eligible for a bonus, you must be employed by the Company on the date that the bonus is paid.

c.Equity Compensation. You will be eligible to participate in the phantom equity plan or program established by the Company from time to time at a level consistent with your position in the Company.

d.Participation in Employee Benefit Plans. You will be entitled to participate in all employee benefit plans from time to time in effect for employees of the Company generally, except to the extent such plans are duplicative of benefits otherwise provided you under this Agreement. Your participation will be subject to the terms of the applicable plan documents and generally applicable Company policies.

e.Vacations. You will initially be entitled to earn up to ten (10) days of vacation per year, in addition to holidays observed by the Company. You will also be entitled to receive paid time off and sick time provided to employees of the Company generally, subject to the policies of the Company, as in effect from time to time, and except to the extent that such time is duplicative of benefits otherwise provided under this Agreement. Vacation may be taken at such times and intervals as you shall determine, subject to the business needs of the Company. Vacation shall otherwise be subject to the policies of the Company, as in effect from time to time.

f.Business Expenses. The Company will pay or reimburse you for all reasonable business expenses incurred or paid by you in the performance of your duties and responsibilities for the Company, subject to any maximum annual limit and other restrictions on such expenses set by the Company and to such reasonable substantiation and documentation as may be specified from time to time. Your right to payment or reimbursement for business expenses hereunder shall be subject to the following additional rules: (i) the amount of expenses eligible for payment or reimbursement during any calendar year shall not affect the expenses eligible for payment or reimbursement in any other taxable year, (ii) payment or reimbursement shall be made not later than December 31 of the calendar year following the calendar year in which the expense was incurred and (iii) the right to payment or reimbursement is not subject to liquidation or exchange for any other benefit.

3.Confidential Information and Restricted Activities.

a.Confidential Information. During the course of your employment with the Company, you will learn of Confidential Information, as defined below, and you may develop Confidential Information on behalf of the Company and its Affiliates. You agree that you will not use or disclose to any Person (except as required by applicable law or for the proper performance of your regular duties and responsibilities for the Company) any Confidential Information obtained by you incident to your employment or any other association with the Company or any of its Affiliates. You agree that this restriction shall continue to apply after your employment terminates, regardless of the reason for such termination.

b.Protection of Documents. All documents, records and files, in any media of whatever kind and description, relating to the business, present or otherwise, of the Company or any of its Affiliates, and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by you, shall be the sole and exclusive property of the Company. You agree to safeguard all Documents and to surrender to the Company, at the time your employment terminates or at such earlier time or times as the Company may specify, all Documents then in your possession or control. You also agree to disclose to the Company, at the time your employment terminates or at such earlier time or times as the Company may specify, all passwords necessary to enable the Company to obtain, or that would assist the Company in obtaining, access to any Company information you have stored on the Company’s systems.

c.Assignment of Rights to Intellectual Property. You shall promptly and fully disclose all Intellectual Property to the Company. You hereby assign and agree to assign to the Company (or as otherwise directed by the Company) your full right, title and interest in and to all Intellectual Property. You agree to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. You will not charge the Company for time spent in complying with these obligations. All copyrightable works that you create during your employment shall be considered “work made for hire” and shall, upon creation, be owned exclusively by the Company.

d.Restricted Activities. You agree that the following restrictions on your activities during and after your employment are necessary to protect the good will, Confidential Information, trade secrets and other legitimate interests of the Company and its Affiliates:

i.While you are employed by the Company and during the one (1) year period immediately following termination of your employment, regardless of the reason therefor (in the aggregate, the “Restricted Period”), you shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, compete with the Company or any of its Affiliates in any geographic area in which the Company does business or undertake any planning for any business competitive with the Company or any of its Affiliates. Specifically, but without limiting the foregoing, you agree not to work or provide services, in any capacity, whether as an employee, independent contractor or otherwise, whether with or without compensation, to any Person that is engaged in any business that is competitive with the business of the Company or its Affiliates, as conducted or in planning during your employment with the Company.

ii.During the Restricted Period, you will not directly or indirectly (a) solicit or encourage any customer of the Company or any of its Affiliates to terminate or diminish its relationship with them; or (b) seek to persuade any such customer or prospective customer of the Company or any of its Affiliates to conduct with anyone else any business or activity which such customer or prospective customer conducts or could conduct with the Company or any of its Affiliates; provided, however, that these restrictions shall apply (y) only with respect to those Persons who are or have been a customer of the Company or any of its Affiliates at any time within the immediately preceding two year period or whose business has been solicited on behalf of the Company or any of the Affiliates by any of their officers, employees or agents within said Restricted Period, other than by form letter, blanket mailing or published advertisement, and (z) only if you have performed work for such Person during your employment with the Company or one of its Affiliates or been introduced to, or otherwise had contact with, such Person as a result of your employment or other associations with the Company or one of its Affiliates or has had access to Confidential Information which would assist in your solicitation of such Person.

iii.During the Restricted Period, you will not, and will not assist any other Person to, (a) hire or solicit for hiring any employee of the Company or any of its Affiliates or seek to persuade any employee of the Company or any of its Affiliates to discontinue employment or (b) solicit or encourage any independent contractor providing services to the Company or any of its Affiliates to terminate or diminish its relationship with them. For the purposes of this Agreement, an “employee” or an “independent contractor” of the Company or any of its Affiliates is any person who was such at any time within the then preceding two years.

e.In signing this Agreement, you give the Company assurance that you have carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed on you under this Section 3. You agree without reservation that these restraints are necessary for the reasonable and proper protection of the Company and its Affiliates, and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. You further agree that, were you to breach any of the covenants contained in this Section 3, the damage to the Company and its Affiliates would be irreparable. You therefore agree that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by you of any of those covenants, without having to post bond together with an award of its reasonable attorney’s fees incurred in enforcing its rights hereunder. So that the Company may enjoy the full benefit of the covenants contained in this Section 3, you further agree that the Restricted Period shall be tolled, and shall not run, during the period of any breach by you of any of the covenants contained in this Section 3. You and the Company further agree that, in the event that any provision of this Section 3 is determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, that provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law. It is also agreed that each of the Company’s Affiliates shall have the right to enforce all of your obligations to that Affiliate under this Agreement, including without limitation pursuant to this Section 3. Finally, no claimed breach of this Agreement or other violation of law attributed to the Company shall operate to excuse you from the performance of your obligations under this Section 3.

4.At-Will Employment. By signing below, you acknowledge that this Agreement is not meant to constitute a contract of employment for a specific duration or term, and that your employment with the Company is at-will. You acknowledge that this means that both you and the Company will retain the right to terminate your employment at any time, with or without notice or cause, subject at all times to the terms and conditions set forth in this Agreement.

5.Matters Related to Termination of Employment.

a.Final Compensation. In the event of termination of your employment with the Company, howsoever occurring, the Company shall pay you (i) your Base Salary for the final payroll period of your employment, through the date your employment terminates; (ii) compensation at the rate of your Base Salary for any vacation time earned but not used as of the date your employment terminates; and (iii) reimbursement for business expenses incurred by you but not yet paid to you as of the date your employment terminates; provided you submit all expenses and supporting documentation required within sixty (60) days of the date your employment terminates, and provided further that such expenses are reimbursable under Company policies as then in effect.

b.Benefits Termination. Except for any right you may have under the federal law known as “COBRA” to continue participation in the Company’s group health and dental plans at your cost, your participation in all employee benefit plans shall terminate in accordance with the terms of the applicable benefit plans based on the date of termination of your employment, and you shall not be eligible to earn vacation or other paid time off following the termination of your employment.

c.Survival. Provisions of this Agreement shall survive any termination of employment if so provided in this Agreement or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation your obligations under Section 3 of this Agreement. Upon termination by either you or the Company, all rights, duties and obligations of you and the Company to each other shall cease, except as otherwise expressly provided in this Agreement.

6.Definitions. For purposes of this Agreement, the following definitions apply:

“Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise.

“Confidential Information” means any and all information of the Company and its Affiliates that is not generally available to the public. Confidential Information also includes any information received by the Company or any of its Affiliates from any Person with any understanding, express or implied, that it will not be disclosed. Confidential Information does not include information that enters the public domain, other than through your breach of your obligations under this Agreement.

“Intellectual Property” means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by you (whether alone or with others, whether or not during normal business hours or on or off Company premises) during your employment that relate either to the business of the Company or to any prospective activity of the Company or any of its Affiliates or that result from any work performed by you for the Company or any of its Affiliates or that make use of Confidential Information or any of the equipment or facilities of the Company or any of its Affiliates.

“Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust or any other entity or organization, other than the Company or any of its Affiliates.

7.Conflicting Agreements. You hereby represent and warrant that your signing of this Agreement and the performance of your obligations under it will not breach or be in conflict with any other agreement to which you are a party or are bound, and that you are not now subject to any covenants against competition or similar covenants or any court order that could affect the performance of your obligations under this Agreement. You agree that you will not disclose to or use on behalf of the Company any confidential or proprietary information of a third party without that party’s consent.

8.Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

9.Assignment. Neither you nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, the Company may assign its rights and obligations under this Agreement without your consent to one of its Affiliates or to any Person with whom the Company shall hereafter effect a reorganization, consolidate with, or merge into or to whom it transfers all or substantially all of its properties or assets. This Agreement shall inure to the benefit of and be binding upon you and the Company, and each of our respective successors, executors, administrators, heirs and permitted assigns.

10.Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

11.Miscellaneous. This Agreement sets forth the entire agreement between you and the Company, and replaces all prior and contemporaneous communications, agreements and understandings, written or oral, with respect to the terms and conditions of your employment. This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and an expressly authorized representative of the Company. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument. This is a New Hampshire contract and shall be governed and construed in accordance with the laws of the State of New Hampshire, without regard to the conflict of laws principles thereof.

12.Notices. Any notices provided for in this Agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid, and addressed to you at your last known address on the books of the Company or, in the case of the Company, to it at its principal place of business, attention of the General Counsel, or to such other address as either party may specify by notice to the other actually received.

If the foregoing is acceptable to you, please sign this letter in the space provided and return it to me. At the time you sign and return it, this letter will take effect as a binding agreement between you and the Company on the basis set forth above. The enclosed copy is for your records.

Sincerely yours,
PLA-FIT FRANCHISE, LLC

By: /s/ Richard Moore
Richard Moore
Chief Administrative Officer & General Counsel
Accepted and Agreed

Signature: /s/ Jennifer Simmons
Jennifer Simmons

Date: 10/14/2013

October 27, 2022

Jennifer Simmons
Via Electronic Delivery

Congratulations on your well-deserved promotion! This letter is an addendum to your original offer letter and confirms your updated title and compensation effective October 24, 2022. All other terms and conditions of employment, including your at-will status, remain the same.

TITLE/REPORTING:

Title: Division President, PF Evolve

Reporting to: Chris Rondeau

Effective Date: October 24, 2022

COMPENSATION/EQUITY:

Annual Base Salary: $400,000 ($15,384.62 bi-weekly), effective October 24, 2022

Bonus Compensation: 70% of base salary, effective January 1, 2023

Long Term Incentive: 100% of base salary beginning March of 2023

Temporary Housing Assistance: $6,500 per month. Stipend to be paid, less applicable taxes and     withholdings, on the first pay period of the month for twelve (12) months starting on pay date November 11, 2022.

While in this role, should you elect to relocate, we are prepared to provide an appropriate relocation package.

Cell Phone Stipend: $75.00 post-tax, bi-weekly stipend (No change)

Congratulations again!

PLA-FIT FRANCHISE, LLC Accepted and Agreed:

By: /s/ Kathy Gentilozzi         Signature: /s/ Jennifer Simmons

Kathy Gentilozzi
Chief People Officer Date: 11/1/2022